UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2006

PC Connection, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23827	02-0513618
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Rt. 101A, 730 Milford Road Merrimack, NH	03054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 683-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 1, 2006, GovConnection, Inc. (“GovConnection”), a subsidiary of PC Connection, Inc., a Delaware corporation (the “Registrant”), entered into a Release and Settlement Agreement (the “Agreement”) with the United States Attorney’s Office. The Release and Settlement Agreement relates to an audit conducted by the General Services Administration (“GSA”) of its 1997 federal supply schedule contract with GovConnection. GovConnection was acquired by the Registrant in 1999. Following the audit, the contract was cancelled in November 2003. System and control improvements were subsequently made, and the GSA awarded GovConnection a new contract in August 2004.

Under the terms of the Agreement, GovConnection paid a total of $2.55 million in exchange for full and complete settlement of any civil action or monetary claim against GovConnection or the Registrant arising out of this matter, with no admission of liability or wrongdoing by GovConnection. As previously reported, the Registrant accrued $1.05 million in the third quarter of 2006, in addition to the $1.5 million accrued in prior quarters relating to this matter. The Registrant agreed to settle the matter to avoid the risk, expense and internal diversion of litigation. This settlement is not expected to materially affect the on-going operations of GovConnection.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC CONNECTION, INC.

Date: December 7, 2006	By:	/s/ Jack L. Ferguson
Name: Jack L. Ferguson
Title: Senior Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

    Exhibit No.           Description

10.1	Release and Settlement Agreement, dated December 1, 2006, by and between the United States of America and GovConnection, Inc.